Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made on this 4th day of December, 1999, between onlinetradinginc.com corp. ("Employer"), whose principal place of business at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431, and ROBERT SCARPETTI ("Employee").

         WHEREAS, Employer is actively engaged in the business of a securities brokerage firm; and,

         WHEREAS, Employer wishes to employ Employee and Employee wishes to be employed pursuant to the terms of this Employment Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    Article 1
                             Employment of Employee

         Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement upon receipt of written confirmation from U.S. Clearing of the transfer of all Newport Discount Brokerage, Inc. accounts to Employer.

                                    Article 2
                               Duties of Employee

         Section 2.1. Position and Duties. Employer agrees to employ Employee to act as "Director of Customer Service" for Employer. Employee shall be responsible for performing the duties customarily performed by a director of customer service including without limitation, management of customer service department and customer retention functions. Employer reserves the right from time to time to change the nature of Employee's duties and job title.

         Section 2.2. Time Devoted to Work. Employee agrees to devote Employee's entire business time, attention, and energies to the business of Employer in accordance with Employer's instructions and directions and shall not be engaged in any other business activity, whether or not the activity is pursued for gain, profit, or other pecuniary advantage, during the term of this Employment Agreement without Employer's prior written consent provided that Employee shall be permitted reasonable time to "wind down" the business of Newport Discount Brokerage, Inc.

                                    Article 3
                               Place of Employment

         Section 3.1. Place of Employment. Employee shall be based at Employer's principal office at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431 and shall not be required to travel away from that office on business more than sixty (60) days during a calendar year. Employer agrees that during the term of this Employment Agreement it shall not assign Employee to work at any location which is more than 100 miles from said principal office without Employee's consent.

         Section 3.2. Moving Expenses. If Employer relocates its principal office more than 100 miles from its current principal office, or requests that Employee relocate to one of its offices which is more than 100 miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence.

                                    Article 4
                            Compensation of Employee

         Section 4.1. Base Salary. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $100,000.00, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employee's practice for its other Employees. Employee's base salary shall be reviewed at least once a year by Employer and shall be increased at a minimum by the percentage increase in the Consumer Price Index for the previous year.

         Section 4.2. Incentive Compensation. In addition to the base salary, Employee shall be entitled to receive incentive compensation, as determined by Employer's Board of Directors.

         Section 4.3. Reimbursement for Business Expenses. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies.

                                    Article 5
                        Vacations and Other Paid Absences

         Section 5.1. Vacation Days. Employee shall be entitled to three (3) weeks paid vacation days each calendar year during the term of this Employment Agreement. During the first calendar year of this Employment Agreement, Employee shall be entitled to two (2) weeks paid vacation days.

         Section 5.2. Holidays. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

         Section 5.3. Sick Days and Personal Absence Days. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

                                    Article 6
                                 Fringe Benefits

         Employee shall be entitled to participate in and receive benefits from all of Employer's Employee benefit plans that currently are maintained by Employer for its Employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.


                                    Article 7
                                   Disability

         If, because of illness or injury, Employee becomes unable to work full time for Employer for a period of more than thirty (30) days, Employer may, in its sole discretion at any time after that period give Employee thirty (30) days written notice that it will replace Employee if Employee is unable to return to work full time before the date specified in the written notice. Replacement of Employee shall not be considered a termination of Employee's employment under this Employment Agreement.


                                    Article 8
                            Termination of Employment

         Section 8.1. Term of Employment. Employee's employment shall commence on the date of execution by Employer and shall continue for three (3) years ("end-of-employment date"), unless extended or terminated sooner, as provided by this article of the Employment Agreement.

         Section 8.2. Extension of Employment. On the end-of-employment date and every three (3) years thereafter, Employee's employment with Employer may be extended upon terms mutually agreeable to the parties.

         Section 8.3. Termination at Employee's Death. Employee's employment with Employer shall terminate at Employee's death.

         Section 8.4. Termination by Employee. Employee may, but is not obligated to, terminate this Employment Agreement at any time under the following circumstances:

         (a) Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health, as determined by qualified medical professionals.

         (b) Employee's fringe benefits or other compensation are materially reduced, unless similar reductions are made to all employees.

         (c) Employer becomes insolvent or files a bankruptcy petition.

         (d) Employer breaches this Agreement and such breach is not cured within 15 days after Employee gives written notice of such breach to Employer.

         Section 8.5. Termination by Employer.

         (a) Termination for Cause. Employer may terminate Employee's employment for Cause.

         (b) "Cause" Defined. Employer shall have cause to terminate Employee's employment if Employee fails to substantially perform any duties required by this Employment Agreement, Employee is grossly negligent in the performance of required duties, Employee engages in conduct that damages Employer, Employee is convicted of a felonious act of moral turpitude, or Employee discloses material confidential information in violation of Article 9 of this Employment Agreement. Employer shall have cause to terminate Employee's employment should Employee's performance, attitude, or work habits become unreasonable as determined by the Board of Directors after notice to Employee and a reasonable cure period .

         Section 8.6. Notice of Termination. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee's employment.

         Section 8.7. Date Termination Is Effective. If Employee's employment terminates because this Employment Agreement expires, then Employee's employment will be considered to have terminated on that expiration date. If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given. If Employee's employment is terminated by Employer for Cause, then
Employee's employment will be considered to have terminated on the date specified by the notice of termination.

         Section 8.8. Compensation Following Termination.

         (a) If Employee's employment is terminated by Employer for Cause or Employee terminates his employment other than for the reasons set forth in
Section 8.4, Employer shall pay Employee/Employee's then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement, except to pay benefits accrued under Employer's benefit plans through the date of termination (in accordance with the terms thereof) and to pay incentive payments earned prior to the termination date but payable after such date.

         (b) If Employer terminates Employee's employment other than for Cause, or if Employer's termination of Employee's employment for Cause is found to be without basis or in bad faith or if Employee terminates his employment pursuant to Section 8.4(b), (c) or (d), Employer shall pay Employee Employee's then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee's rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee's then current annual base salary plus the annualized amount of incentive compensation paid to Employee most recently before the date Employee's employment was terminated, divided by 12 and then multiplied by the number of full and partial months remaining in the term of this Employment Agreement, including extensions. In addition, Employer shall pay benefits accrued under Employer's benefit plans through the date of termination (in accordance with the terms thereof) and to pay incentive payments earned prior to the termination date but payable after such date.


                                    Article 9
                            Confidential Information

         Section 9.1. Confidential Information Defined. "Confidential Information" as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer's business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

         Section 9.2 Disclosures. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer's other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee's obligations with respect to any portion of Confidential Information shall terminate only when Employee can demonstrate to Employer that (a) such information (i) is or becomes generally available to the public through no fault or neglect of the Receiving Party, (ii) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality or
(iii) was already possessed at the time of receipt as shown by prior dated written records; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement.

         Section 9.3. Survival. This Article 9 shall survive any termination of this Agreement and all extended periods.


                                   Article 10

         Section 10.1. Non-Compete. Until the second anniversary of the date of Employee's termination for any reason, Employee will not, directly or indirectly, either as a principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee (or in any other capacity), carry on, be engaged in or have any financial interest in any business which is directly or indirectly in competition with the business of Employer or its subsidiaries as of the date Employee ceases to be affiliated with Employer; provided, however, that this clause (i) shall not be breached by (x) Employee's passive investment in not more than 5% of the equity of a public company engaged in direct or indirect competition with the business of Employer or its subsidiaries or (y) Employee's involvement as an employee of or consultant to a business directly or indirectly in competition with the Employer or its subsidiaries as of the date Employee ceases to be affiliated with Employer (a "Competitor") (and related equity positions therein arising as a result of Competitor's standard employee equity plans) so long as Employee is not involved in any activity(ies) of such Competitor, which, as performed by Employer and/or its subsidiaries individually, or in the aggregate, comprise more than 20% of the revenues of Employer or its subsidiaries, individually or collectively, as shown in its most recent SEC filings as of the date Employee ceases to be affiliated with Employer.

                  Section 10.2. No Solicitation or Acceptance. Notwithstanding any contrary provision, Employee will not at any time after termination for any reason, persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of Employer or its subsidiaries at or within one year prior to termination of Employee's employment with Employer or its subsidiaries for any reason, to cease doing business with Employer or its subsidiaries with regard to any of Employer's or its subsidiaries' business activities, or to reduce in any way the amount of business it does with Employer or its subsidiaries with regard to any of Employer's or its subsidiaries' business activities or accept any un-solicited business from said person(s) or entities.

                  Section 10.3. Employee acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in Sections 10.1 and 10.2 are a condition of this Agreement and are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         Section 10.4. If Employee breaches, or threatens to breach, any of the Restrictive Covenants, Employer, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Employee that any such breach or threatened breach would cause irreparable and continuing injury to Employer and that money damages would not provide an adequate remedy to Employer.

         Section 10.5. Survival. This Article 10 shall survive any termination of this Agreement and all extended periods.

                                   Article 11
                                     Notices

         Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Employee's address:        Mr. Robert Scarpetti
                           5499 N. Federal Highway, Suite N
                           Boca Raton, FL 33487
                           Telecopy No.:  (561) 997-0471

Employer's address:        onlinetradinginc.com corp.
                           2700 N. Military Trail, Suite 200
                           Boca Raton, FL 33431

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.


                                   Article 12
                                Binding Agreement

         Section 12.1. Employer's Successors. The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

         Section 12.2. Employee's Successors. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

                                   Article 13
                                     Waivers

         The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                   Article 14
                                Entire Agreement

         Section 14.1. No Other Agreements. This instrument contains the entire agreement of the parties with respect to employment. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

         Section 14.2. Prior Agreements. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

                                   Article 15
                             Amendment of Agreement

         No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced.

                                   Article 16
                           Severability of Provisions

         If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

                                   Article 17
                  Governing Law, Arbitration, Injunctive Relief

         17.1 Governing Law. All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida.

         17.2. Arbitration. Except as specifically provided herein, all disputes between the parties arising out of and under this Agreement shall be submitted to the American Arbitration Association (AAA) located in Palm Beach County, Florida. The decision of the AAA shall be binding on all parties.

         17.3. Preliminary Injunctive Relief. Notwithstanding any provision to the contrary, either party is entitled to seek preliminary injunctive relief (e.g. temporary restraining or temporary injunction) from a court of competent jurisdiction prior to and while any arbitration proceeding is pending.


        IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

EMPLOYEE:


/s/ Robert Scarpetti
Robert Scarpetti


EMPLOYER:

onlinetradinginc.com corp.


/s/ Andrew A. Allen
Andrew A. Allen, CEO